Contact:
                                                    Debby Dean or Jennifer Lloyd
                                                                  (650) 903-9100
                                                      Web site: www.metrabio.com

FOR IMMEDIATE RELEASE          This press release contains forward-looking
                               statements. See the end of this release for further information.

                 Metra Biosystems Amends Shareholder Rights Plan

Mountain View, Calif., November 9, 1998 -- Metra Biosystems (Nasdaq: MTRA) announced today an amendment to its shareholder rights plan (the "Rights Plan") to (1) institute a mechanism under which the Company's Board of Directors can, on a case by case basis, exempt a transaction from triggering the Rights Plan, and (2) raise the percentage ownership to 28% so that an existing large institutional shareholder could accumulate without triggering the Rights Plan.

"Upon the advice of our legal and financial advisors, and upon analysis of the Company's institutional shareholder base, the Board of Directors of Metra concluded that this change was in the best interests of Metra and its shareholders," stated George Dunbar, chief executive officer.

Metra Biosystems, Inc. is a leader in developing new products for the detection and management of metabolic bone diseases and disorders. The Company offers a portfolio of diagnostic products that provide physicians with comprehensive clinical information regarding the metabolism of bone and other connective tissues.

This press release contains forward-looking statements dependent upon certain risks and uncertainties including the uncertainty of market acceptance for biochemical tests; Metra's dependence upon international sales; the uncertainty of international regulations; Metra's reliance upon collaborative relationships; competition and regulation; and other risk factors listed in the Company's Form 10-K for the period ending June 30, 1998, Form 10-Q, and in other filings with the SEC.

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